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                                                                 Exhibit 99.4

              KeraVision, Inc. Press Release dated August 26, 1998.

Pioneering "Ring" Technology for Nearsighted People
To Receive Full PMA Review By FDA

KeraVision's Premarket Approval (PMA) application is accepted for filing

Fremont, CA (August 26, 1998) -- After seven years of clinical study and more than 1,500 treatments of nearsighted patients, KeraVision, Inc. (Nasdaq: KERA) said that its pioneering "ring" for correcting myopia has cleared a major regulatory hurdle in the U.S. The Food and Drug Administration (FDA) this week filed the company's Premarket Approval (PMA) application for the product, triggering the final phase of regulatory review for possible commercial approval in the U.S.

The KeraVision(registered trademark) Ring is a pair of clear, thin, feather-light polymer inlays that are placed in the eye during a 15-minute procedure. The treatment is designed to correct nearsightedness, or myopia, by altering the corneal curvature.

If approved for use in the U.S., the precision-engineered KeraVision Ring will become the first surgical treatment that is designed to treat myopia without permanently altering the optical zone. Instead of cutting or removing tissue from the central cornea like other surgical treatments, the KeraVision system reshapes the cornea by adding material outside the optical zone -- and thereby leaving this critical area for clear vision undisturbed.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "We believe KeraVision is creating a new category of vision correction that combines the benefits of glasses, contacts and standard methods of vision surgery. People want the possibility for permanent, maintenance-free vision correction, but they also want the option for removal and change if desired. The KeraVision Ring allows the potential for both."

Loarie added, "With this FDA decision, we believe the company is a major step closer to selling in the U.S. market. Subject to final approval, KeraVision can begin building a vision care business based on a unique technology that will serve the largest segment of the myopia market. To appeal to the broadest range of contact lens and eyeglass wearers, we are also working to leverage our research investment by developing potential new treatments for astigmatism, hyperopia and a wider range of myopia."

FDA acceptance of the company's PMA submission does not guarantee that the product will be approved for sale in the U.S. One of the next steps in the review process will include meeting with an FDA Ophthalmic Devices Advisory Panel in Washington, D.C., where clinical data from KeraVision's myopia study will be formally presented. Premarket approval to sell the product in the U.S. is subject to the advisory panel's recommendation and a number of regulatory steps, including FDA inspections of the company's manufacturing facility and clinical study sites.

Clinical Results for the KeraVision Ring Continue To Be Excellent

Fifty-one percent of nearsighted patients obtained 20/16 vision or better, 70 percent obtained 20/20 or better, and 95 percent obtained 20/40 or better (the vision standard for receiving a driver's license in most states), according to recent clinical data. These results, which were announced in July at the International Society of Refractive Surgery, are from a U.S. Phase III study of 350 people who were treated for -1.0 to -3.5 diopters of myopia.

Highlights of clinical results to date include:

 Excellent visual outcomes
 Rapid visual recovery
 Potential for adjustment and/or removal because the optical zone is untouched
 15-minute treatment that is performed with topical eye drop anesthesia

At some point in the future the company plans to submit a PMA supplement for approval of additional sizes of the KeraVision Ring which are now in a U.S. Phase III clinical study. These additional sizes would expand the total treatment range to cover -0.5 to -5.0 diopters of myopia -- a range that includes people who wear glasses or contacts to drive or watch a movie, as well as those who can't see clearly past arm's length without glasses or contacts.

Since 1991, more than 1,500 KeraVision Ring myopia treatments have been performed as part of U.S. and international clinical studies. The myopia ring is the first product to arise from KeraVision's "additive" vision correction system, in contrast to the "ablative" approach to corneal reshaping used in standard laser surgeries.

KeraVision is pioneering a new approach to treating common vision problems, one that seeks to reshape the cornea by surgically adding materials rather than cutting or removing tissue as other surgical methods do. The company believes its approach will be an alternative to eyeglasses, contacts and vision correction surgeries that permanently alter the eye. In addition to treating myopia, KeraVision's patented core technology is also being developed to potentially treat hyperopia (farsightedness) and astigmatism.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to the KeraVision Ring or the surgical procedure, competitive products and technology, and other risk factors described under the heading "Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Annual Report on Form 10-K for the year ended December 31, 1997 and factors described in the quarterly report on Form 10-Q for the period ended June 30, 1998.

# # #

For further information:
Investors:  Mark Fischer-Colbrie  (510) 353-3000
Media:  Mick Taylor  (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559

KeraVision and ICR are registered
trademarks or trademarks of
KeraVision, Inc. in the U.S.
and foreign countries